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                                                                EXHIBIT 99.1

                             PARK BANCORP, INC.
                       1997 STOCK-BASED INCENTIVE PLAN


1.    Definitions

      Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

      "Affiliate" means (i) a member of a controlled group of corporations of which the Holding Company is a member or (ii) an unincorporated trade or business which is under common control with the Holding Company as determined in accordance with Section 414(c) of the Code and the regulations issued thereunder. For purposes hereof, a "controlled group of corporations" shall mean a controlled group of corporations as defined in
Section 1563(a) of the Code determined without regard to Section 1563(a)(4) and (e)(3)(C).

      "Alternate Option Payment Mechanism" refers to one of several methods available to a Participant to fund the exercise of a stock option set out in
Section 14. These mechanisms include: broker assisted cashless exercise and stock for stock exchange.

      "Award" means a grant of one or some combination of one or more Non-statutory Stock Options, Incentive Stock Options and Stock Awards under the provisions of this Plan.

      "Bank" means Park Federal Savings Bank.

      "Board of Directors" or "Board" means the board of directors of the Holding Company.

      "Change in Control" means (i) a change in control of the Holding Company of a nature that (A) would be required to be reported in response to
Item 1 of the current report on Form-8K, as in effect on the Effective Date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); or (B) results in a change in control within the meaning of the Home Owners' Loan Act of 1933, as amended ("HOLA") and the Rules and Regulations promulgated by the Office of Thrift Supervision ("OTS") (or its predecessor agency), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under such rules and regulations the Board shall substitute its judgment for that of the OTS); or (ii) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act and the rules and regulations promulgated thereunder), directly or indirectly, of securities of the Holding Company representing 20% or more of the Holding Company's then outstanding voting securities, other than a trustee or fiduciary holding securities under any employee benefit plan of the Company or Bank; or (iii) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (iii), considered as through he were a member of the Incumbent Board; or (iv) the Holding Company is merged or consolidated or reorganized into or with another corporation or other legal person (an "Acquiror") and as a result of such merger, consolidation or reorganization less than 50% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other legal person are owned in the aggregate by the stockholders of the Holding Company, directly or indirectly, immediately prior to such merger, consolidation or reorganization, other than by the Acquiror or any corporation or other legal person controlling, controlled by or under

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common control with the Acquiror; or (v) the Holding Company sells or otherwise transferees all or substantially all of the shares of the Bank, or all or substantially all of the business and/or assets of the Holding Company, to an Acquiror, of which less than 50% of the outstanding voting securities are owned in the aggregate by stockholders of the Holding Company, directly or indirectly, immediately prior to such sale or transfer, other than by the Acquiror or any corporation or legal person controlling, controlled by or under common control with the Acquiror; or (vi) a solicitation of stockholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or Bank or similar transaction with one or more corporations, as a result of which the outstanding shares of the class of securities then subject to the plan are exchanged for or converted into cash or property or securities not issued by the Holding Company; or
(vii) a tender offer is made for 20% or more of the voting securities of the Holding Company.

      "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor legislation thereto.

      "Committee" means a committee consisting of at least two members of the Board of Directors who are defined as Outside Directors, all of whom are "non-employee directors" as such term is defined under Rule 16b-3 under the Exchange Act as promulgated by the Securities and Exchange Commission.

      "Common Stock" means the common stock of the Holding Company, par value $.01 per share, or any stock exchanged for shares of Common Stock pursuant to Section 18 hereof.

      "Date of Grant" means the effective date of an Award.

      "Director's Awards" means awards of Non-statutory Stock Options and/or Stock Awards pursuant to the terms of Section 12.

      "Disability" means the permanent and total inability by reason of mental or physical infirmity, or both, of a Participant to perform the work customarily assigned. Additionally, a medical doctor selected or approved by the Board of Directors must advise the Committee that it is either not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of said Participant's lifetime.

      "Dividend Equivalent Rights" means the right to receive an amount of cash based upon the terms set forth in Section 10.

      "Effective Date" means February 27, 1997 or if later, the date on which this Plan is approved by the stockholders of the Holding Company.

      "Employee" means any person who is employed by the Holding Company or an Affiliate, including officers.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor legislation thereto.

      "Exercise Price" means the purchase price per share of Common Stock deliverable upon the exercise of each Option in order for the option to be exchanged for shares of Common Stock.

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      "Fair Market Value" means, when used in connection with the Common
Stock on a certain date, the average of the high and low bid prices of the Common Stock as reported by the Nasdaq Stock Market ("Nasdaq") (as published by The Wall Street Journal, if published) on such date or if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded thereon or the last previous date on which a sale is reported. If the Common Stock is not reported on the Nasdaq, the Fair Market Value of the Common Stock is the value so determined by the Board in good faith.

      "Holding Company" means Park Bancorp, Inc., a Delaware corporation.

      "Incentive Stock Option" means an Option granted by the Committee to a Participant, which Option is designated by the Committee as an Incentive Stock Option pursuant to Section 7.

      "Limited Right" means the right to receive an amount of cash based upon the terms set forth in Section 8.

      "Non-statutory Stock Option" means an Option granted by the Committee to a Participant pursuant to Section 6, which is not designated by the Committee as an Incentive Stock Option or which is redesignated by the Committee under Section 7 as a Non-statutory Stock Option.

      "Option" means the right to buy a fixed amount of Common Stock at the Exercise Price within a limited period of time designated as the term of the option as granted under Section 6, 7 or 12 of the Plan.

      "OTS" means the Office of Thrift Supervision, or any successor agency.


      "Outside Director" means a member of the Board of Directors of the Holding Company or its Affiliates, who is not also an Employee. The term "Outside Director" also includes any Director Emeritus who has executed a consulting agreement with the Holding Company or the Bank.

      "Participant" means any Employee or Outside Director who holds an outstanding Award under the terms of the Plan.

      "Retirement" means the Participant's termination of employment with the Company and all Affiliates on or after the date the Participant is eligible to receive an immediately annuity under the Bank's Retirement Plan. With respect to an Outside Director, "Retirement" means the termination of service from the Board of Directors of the Holding Company or its Affiliates following written notice to the Board as a whole of such Outside Director's intention to retire or retirement as determined by the Holding Company or applicable Affiliate's bylaws.

      "Stock Awards" are Awards of Common Stock which may vest immediately or over a period of time. Vesting of Stock Awards under Section 9 of this Plan may be contingent upon the occurrence of specified events or the attainment of specified performance goals as determined by the Committee.

      "Termination for Cause" shall mean termination because of a material loss to the Holding Company or one of its subsidiaries caused by the Participant's intentional failure to perform stated duties, personal dishonesty, willful violation of any law, rule, regulation, (other than traffic violations or similar offenses) or final cease and desist order. No act, or the failure to act, on Participant's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Holding Company or its affiliates.

      "Trust" means a trust established by the Board in connection with this Plan to hold Common Stock and other assets relating to Plan Awards.

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      "Trustee" means that person or persons and entity or entities approved by the Board to hold legal title to any of the Trust assets for the purposes set forth herein.

2.    Administration.

      (a) Committee. The Plan as regards Awards to Employees shall be administered by the Committee. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make whatever determinations and interpretations in connection with the Plan it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants and on their legal representatives and beneficiaries.

      (b) Directors' Awards. The Plan in regards to Awards to Outside Directors is self-administering. The grant of Awards to Outside Directors are made herein by the terms of this Plan. Actual transference of any Award to Outside Directors requires no, nor allows any, discretion by the Trustee or Committee.

3.    Types of Awards.

      The following Awards may be granted under the Plan:

      (a)   Non-statutory Stock Options;

      (b)   Incentive Stock Options;

      (c)   Limited Rights;

      (d)   Employee Stock Awards;

      (e)   Dividend Equivalent Rights;

      (f)   Equitable Adjustment Rights; and

      (g)   Directors' Stock Awards;

as described below in paragraphs 6 through 13 of the Plan.

4.    Stock Subject to the Plan.

      Subject to adjustment as provided in Section 18, the maximum number of shares reserved for Awards under the Plan is 378,201 which number may not be excess of 14% of the outstanding shares of the Common Stock as of the Effective Date. Subject to adjustment as provided in Section 18, the maximum number of shares reserved hereby for purchase pursuant to the exercise of Options and Option-related Awards granted under the Plan is 270,144, which number is not in excess of the 10% of the outstanding shares of Common Stock as of the Effective Date. The maximum number of the shares reserved for award as Stock Awards is 108,057 which number is not in excess of 4% of the outstanding shares of Common Stock as of the Effective Date. These shares of Common Stock may be either authorized but unissued shares or authorized shares previously issued and reacquired by the Holding Company or by the Trust. To the extent that Options and Stock Awards are granted under the Plan, the shares underlying such Awards will be unavailable for any other use including future grants under the Plan except that upon:

      (a) a cancellation, termination, expiration, forfeiture, or lapse for any reason of any Award; or

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      (b)   payment of an Option Price and/or payment of any taxes arising upon the exercise of an Option or payout of an Award with previously acquired Common Stock or by withholding of shares of Common Stock which otherwise would be acquired on exercise or issued upon such payout; or

      (c)   a payout of a Limited Right in the form of cash,

then the number of shares of Common Stock underlying any such Award which were not issued as a result of any of the foregoing actions shall again be available for purposes of Awards under the Plan. Subject to adjustment as provided in Section 18, the maximum aggregate number of shares of Common Stock (including Options, Limited Rights and Stock Awards) that may be granted or that may vest with respect to Awards granted hereunder to an Employee shall be 94,550.

5.    Eligibility.

      All Employees shall be eligible to receive Awards under the Plan. Outside Directors shall not be eligible to receive Awards under the Plan except for Directors' Awards under Section 12 of this Plan. An Outside Director who is a former Employee may, however, continue to hold unexercised or unvested Awards granted while such person was an Employee.

6.    Non-Statutory Stock Options.

      The Committee may, subject to the limitations of the Plan, from time to time, grant Non-statutory Stock Options to Employees and, upon such terms and conditions as the Committee may determine, grant Non-statutory Stock Options in exchange for and upon surrender of previously granted Awards under this Plan. Non-statutory Stock Options granted under this Plan are subject to the following terms and conditions:

      (a) Exercise Price. The Exercise Price of each Non-statutory Stock Option shall be determined by the Committee on the date the option is granted. Such Exercise Price shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant. Common Stock underlying such Non-statutory Stock Options may be purchased only upon full payment of the Exercise Price or upon operation of an Alternate Option Payment Mechanism

      (b) Terms of Options. The term during which each Non-statutory Stock Option may be exercised shall be determined by the Committee, but in no event shall a Non-statutory Stock Option be exercisable in whole or in part more than 10 years from the Date of Grant. The Committee shall determine the date on which each Non-statutory Stock Option shall become exercisable; provided, however, that to the extent so limited by applicable OTS regulations, the Committee shall not make any determination to grant a Non-statutory Stock Option which provides for: (1) exercisability at a rate in excess of 20% per year; or (2) acceleration of exercisability except in the case of death or Disability. The Common Stock comprising each installment may be purchased in whole or in part at any time during the term of such Non-statutory Stock Option after such installment becomes exercisable. The Committee may, in its sole discretion, accelerate the time at which any Non-statutory Stock Option may be exercised in whole or in part; provided, however, that to the extent so limited by OTS regulations, the Committee shall not make any determination which will result in: (1) a Non-statutory Stock Option becoming exercisable at a rate in excess of 20% per year; or (2) the acceleration of the exercisability of a Non-statutory Stock Option except in the case of death or Disability. The acceleration of any Non-statutory Stock Option under the authority of this paragraph will create no right, expectation or reliance on the part of any other Participant or that certain Participant regarding any other unaccelerated Non-statutory Stock Options.

      (c) NSO Agreement. The terms and conditions of any Non-statutory Stock Options shall be evidenced by an agreement (the "NSO Agreement") which such NSO Agreement will be subject to the terms and conditions of the Plan.

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      (d)   Termination of Employment.  Unless otherwise determined by the
Committee, upon termination of the Participant's employment for any reason other than death, Disability, Retirement or Termination for Cause, the Participant's Nonstatutory Stock Options shall be exercisable only as to those shares that were immediately exercisable at the date of termination and only for a period three months following termination. Notwithstanding any provisions set forth herein or contained in any NSO Agreement relating to an award of an Option, in the event of termination for Disability or death, all Options shall immediately vest and be exercisable for one year after such termination, in the event of termination for Retirement, all exercisable Non-statutory Stock Options shall be exercisable for one year after Retirement, and in the event of Termination for Cause all rights under the Participant's Non-Statutory Stock Options shall expire immediately upon termination. Notwithstanding the foregoing, a Participant whose termination of employment would be a Retirement shall not be deemed to have incurred a termination of employment for purposes determining vesting and exercisability of Non-Statutory Stock Options under the Plan in the event he continues to serve as a consultant or advisory director to the Holding Company or any of its Affiliates. In such event, the Participant's Retirement shall not be deemed to occur until service as a consultant or advisory director terminates.

7.    Incentive Stock Options.

      The Committee may, subject to the limitations of the Plan, from time to time, grant Incentive Stock Options to Employees. Incentive Stock Options granted pursuant to the Plan shall be subject to the following terms and conditions:

      (a) Exercise Price. The Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock on the Date of Grant. However, if at the time an Incentive Stock Option is granted to a Participant, the Participant owns Common Stock representing more than 10% of the total combined voting securities of the Holding Company (or, under Section 424(d) of the Code, is deemed to own Common Stock representing more than 10% of the total combined voting power of all classes of stock of the Holding Company, by reason of the ownership of such classes of stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendent of such Participant, or by or for any corporation, partnership, estate or trust of which such Participant is a shareholder, partner or beneficiary) ("10% Owner"), the Exercise Price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Common Stock on the Date of Grant. Shares may be purchased only upon payment of the full Exercise Price or upon operation of an Alternate Option Exercise Mechanism set out in Section 14 of the Plan.

      (b) Amounts of Incentive Stock Options. Incentive Stock Options may be granted to any Employee in such amounts as determined by the Committee; provided that the amount granted is consistent with the terms of Section 422 of the Code. In the case of a stock option intended to qualify as an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time the Option is granted) of the Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by the Participant during any calendar year (under all plans of the Participant's employer corporation and its parent and subsidiary corporations) shall not exceed $100,000. The provisions of this Section 7(b) shall be construed and applied in accordance with Section 422(d) of the Code and the regulations, if any, promulgated thereunder. To the extent an Award of an Incentive Stock Option under this Section 7 exceeds this $100,000 limit, the portion of the Award of an Incentive Stock Option in excess of such limit shall be deemed a Non-statutory Stock Option. The Committee shall have discretion to redesignate Stock Options granted as Incentive Stock Options as Non-statutory Stock Options. Such Non-statutory Stock Options shall be subject to Section 6 of the Plan.

      (c) Terms of Incentive Stock Options. The term during which each Incentive Stock Option may be exercised shall be determined by the Committee, but in no event shall an Incentive Stock Option be exercisable in whole or in part more than 10 years from the Date of Grant. If at the time an Incentive Stock Option is granted to a Participant who is a 10% Owner, the Incentive Stock Option granted to such Participant shall not be exercisable after the expiration of five years from the Date of Grant. No

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Incentive Stock Option granted under this Plan is transferable except by will or the laws of descent and distribution and is exercisable in his lifetime only by the Participant to whom it is granted.

      The Committee shall determine the date on which each Incentive Stock Option shall become exercisable; provided, however, that to the extent so limited by OTS regulations, the Committee shall not make any determination to grant an Incentive Stock Option which provides for: (1) exercisability at a rate in excess of 20% per year; or (2) acceleration of exercisability except in the case of death or Disability. The Committee may also determine as of the Date of Grant any other specific conditions or specific performance goals which must be satisfied prior to the Incentive Stock Option becoming exercisable. The shares comprising each installment may be purchased in whole or in part at any time during the term of such Incentive Stock Option after such installment becomes exercisable. The Committee may, in its sole discretion, accelerate the time at which any Incentive Stock Option may be exercised in whole or in part; provided, however, that to the extent so limited by OTS regulations, the Committee shall not make any determination which will result in: (1) an Incentive Stock Option becoming exercisable at a rate in excess of 20% per year; or (2) the acceleration of the exercisability of an Incentive Stock Option except in the case of death or Disability. To the extent that such acceleration, through the operation of law, destroys incentive treatment under the Code, then such accelerated Stock Option shall be deemed to be a Non-statutory Stock Option. The acceleration of any Incentive Stock Option under the authority of this paragraph will create no right, expectation or reliance on the part of any other Participant or that certain Participant regarding any other unaccelerated Incentive Stock Options.

      (d) ISO Agreement. The terms and conditions of any Incentive Stock Option shall be evidenced by an agreement (the "ISO Agreement") which such Incentive Stock Option Agreement will be subject to the terms and conditions of the Plan.

      (e) Termination of Employment. Unless otherwise determined by the Committee, upon the termination of a Participant's service for any reason other than Disability, death or Termination for Cause, the Participant's Incentive Stock Options shall be exercisable only as to those shares that were immediately exercisable by the Participant at the date of termination and only for a period of three months following termination.
Notwithstanding any provisions set forth herein or contained in any Agreement relating to an award of an Incentive Stock Option, in the event of termination for Disability or death, all Incentive Stock Options shall immediately vest and be exercisable for one year after such termination, and in the event of Termination for Cause all rights under the Participant's Incentive Stock Options shall expire immediately upon termination.

      (f) Compliance with Code. The Incentive Stock Options granted under this Section 7 of the Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code, but the Holding Company makes no warranty as to the qualification of any option as an incentive stock option within the meaning of Section 422 of the Code. All Incentive Stock Options that do not so quality shall be treated as Non-statutory Stock Options.

8.    Limited Rights.

      Simultaneously with the grant of any Option to an Employee, the Committee may grant a Limited Right with respect to all or some of the shares covered by such Option. Limited Rights granted under this Plan are subject to the following terms and conditions:

      (a) Terms of Rights. A Limited Right may be exercised only in the event of a Change in Control.

      The Limited Right may be exercised only when the underlying Option is eligible to be exercised, and only when the Fair Market Value of the underlying shares on the day of exercise is greater than the Exercise Price of the underlying Option.

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      Upon exercise of a Limited Right, the underlying Option shall cease to be exercisable. Upon exercise or termination of an Option, any related Limited Rights shall terminate. The Limited Right is transferable only when the underlying option is transferable and under the same conditions.

      (b) Payment. Upon exercise of a Limited Right, the holder shall promptly receive from the Holding Company an amount of cash or, in the sole discretion of the Committee, shares of Common Stock or other payment alternative found in Section 13, equal to the difference between the Exercise Price of the underlying option and the Fair Market Value of the Common Stock subject to the underlying Option on the date the Limited Right is exercised, multiplied by the number of shares with respect to which such Limited Right is being exercised. Payments shall be less any applicable tax withholding as set forth in Section 19.

9.    Stock Awards.

      The Committee may, subject to the limitations of the Plan from time to time, make Awards of some number of shares of Common Stock. The Awards shall be made subject to the following terms and conditions:

      (a) Payment of the Stock Award. A Stock Award may only be made in whole shares of Common Stock. Shares used in payment may only be granted from shares reserved under the Plan but not yet awarded at the time the new Stock Award is made.

      (b) Stock Award Agreement. The terms and conditions of any Stock Award shall evidenced by an agreement (the "Stock Award Agreement") which such Stock Award Agreement will be subject to the terms and conditions of the Plan. Each Stock Award Agreement shall set forth:

            (i)   the period over which the Stock Award may vest; and

            (ii) the performance goals, if any, which must be satisfied prior to the vesting of any portion of the Stock Award. The performance goals may be set by the Committee on an individual level, for all Participants, for all Awards made during a given period of time, or for all Awards for indefinite periods.

      (c) Certification of Attainment of the Performance Goal. No Stock Award that is subject to a performance goal is to be distributed to the Participant until the Committee certifies that the underlying performance goal has been achieved.

      (d) Terms of Stock Awards. The Committee shall determine the dates on which Stock Awards granted to a Participant shall vest, provided that all Stock Awards shall immediately vest in full upon the termination of employment due to Disability or the death of the Participant; further provided, however, that to the extent so limited by OTS regulations, the Committee shall not make any determination to grant a Stock Award which provides for: (1) exercisability at a rate in excess of 20% per year; or (2) acceleration of exercisability except in the case of Death or Disability. The Committee, notwithstanding other paragraphs in this Section, in its sole discretion may accelerate the vesting of any Stock Award; provided, however, that to the extent so limited by OTS regulations, the Committee shall not make any determination which will result in: (1) a Stock Award becoming exercisable at a rate in excess of 20% per year; or (2) the acceleration of the exercisability of a Stock Award except in the case of Death or Disability. The acceleration of any Stock Award under the authority of this paragraph will create no right, expectation or reliance on the part of any other Participant or that certain Participant regarding any other unaccelerated Stock Awards.

      (e) Accrual of Dividends. Whenever Stock Awards are distributed to a Participant or a beneficiary under the Plan, such recipient or beneficiary shall also be entitled to receive, with respect to each such Stock Award, a payment equal to any cash dividends and a number of shares of Common Stock equal to any stock dividends, declared and paid with respect to a share of the Common Stock between the date the relevant Stock Award was granted and the date the Stock Awards are being distributed. To the extent applicable, there shall also be distributed an appropriate

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amount of net earnings, if any, of the Trust with respect to any cash dividends paid out.

      (f) Voting of Stock Awards. After a Stock Award has been granted, the Participant shall be entitled to direct the Trustee as to the voting of the Common Stock which the Stock Award covers but which has not yet been earned and distributed to the Participant pursuant to the Plan, subject to the rules and procedures adopted by the Committee for this purpose. All shares of Common Stock held by the Trust as to which Participants are not entitled to direct, or have not directed, the voting, shall be voted by the Trustee in the same proportion as Common Stock covered by Stock Awards which have been awarded and voted.

      (g) Forfeiture. If the Participant's employment terminates for any other reason than death or Disability, to the extent that the Participant has not become vested in a Stock Award as provided in this Section 9, such Participant's Award shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect to such Award. Notwithstanding the foregoing, a Participant whose termination of employment would be a Retirement shall not be deemed to have incurred a termination of employment for purposes determining vesting or forfeiture of a Stock Award under the Plan in the event he continues to serve as a consultant or advisory director to the Holding Company or any of its Affiliates. In such event, the Participant's termination of employment shall not be deemed to occur until service as a consultant or advisory director terminates.

10.   Dividend Equivalent Rights.

      Simultaneously with the grant of any Incentive Stock Option or a Non-statutory Stock Option to Participants, the Committee may to the extent not limited by OTS regulations, grant a Dividend Equivalent Right with respect to all or some of the shares covered by such Option. Dividend Equivalent Rights granted under this Plan are subject to the following terms and conditions:

      (a) Extraordinary Dividend. For purposes of this Section 10, an extraordinary dividend is any dividend paid on shares of Common Stock where the rate of the dividend exceeds the Bank's weighted average cost of funds on interest-bearing liabilities for the current and preceding three quarters.

      (b) Terms of Rights. The Dividend Equivalent Right provides the Participant with a cash benefit equal to the amount of any extraordinary dividend declared by the Holding Company on shares of Common Stock subject to an Option. The Dividend Equivalent Right is transferable only when the underlying option is transferable and under the same conditions.

      (c) Dividend Equivalent Rights Agreement. The terms and conditions of any Dividend Equivalent Rights shall be evidenced by an agreement (the "Dividend Equivalent Rights Agreement") which such Dividend Equivalent Rights Agreement shall be subject to the terms and conditions of the Plan.

      (d) Payment. Upon the payment of an extraordinary dividend, the holder of a Dividend Equivalent Right shall promptly receive from the Holding Company an amount of cash or some other payment option found in
Section 13, equal to the amount of the extraordinary dividend paid on one share of Common Stock, multiplied by the number of shares of Common Stock subject to the underlying Option. Payments shall be decreased by the amount of any applicable tax withholding prior to distribution to the Participant as set forth in Section 19.

11.   Equitable Adjustment Right.

      Simultaneously with the grant of any Option under this Plan, in the alternative to a Dividend Equivalent Right, the Committee may to the extent not limited by OTS regulations, grant an Equitable Adjustment Right.

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      Upon the payment of an extraordinary dividend (as such term is defined in Section 10(a)), the Committee may adjust the number of shares and/or the Exercise Price of the Options underlying the Equitable Adjustment Right, as the Committee deems appropriate.

12.   Directors' Awards.

      Awards to Outside Directors under this Plan ("Directors' Awards") are made in the form of Non-statutory Stock Options and Stock Awards.
Directors' Awards shall be made subject to the following terms and conditions:

      (a) Initial Grant of the Directors' Award. Each Outside Director who is serving on the Board of Directors on the Effective Date of this Plan shall receive (1) Non-statutory Stock Options for 13,507 shares of Common Stock, each together, to the extent not limited by OTS regulations, with a Dividend Equivalent Right pursuant to Section 10, and (2) Stock Awards of 5,402 shares of Common Stock.

      (b) Grants to Subsequent Outside Directors. To the extent shares are available for grant under the Plan, each Outside Director who is first appointed as a director subsequent to the Effective Date ("Subsequent Outside Director") is hereby granted, as of the date on which such Subsequent Outside Director is qualified and first begins to serve as an Outside Director, Nonstatutory Stock Options for 13,507 shares of Common Stock, each together, to the extent not limited by OTS regulations, with a Dividend Equivalent Right pursuant to Section 10, and Stock Awards of 5,402 shares of Common Stock, subject to adjustment pursuant to Section 18, or pro rata amounts of Non-statutory Stock Options and Stock Awards of such lesser number of shares of Common Stock as remain under reserve but not granted the Plan.

      If shares for sufficient Non-statutory Stock Options and Stock Awards are not available under the Plan to fulfill the grant of Options and Stock Awards under this paragraph (b) to any Subsequent Outside Director, and thereafter shares become available, such Subsequent Outside Director shall then receive pro rata amounts of Non-statutory Stock Options and Stock Awards, determined by dividing pro rata among each Subsequent Outside Director, the number of shares of Common Stock then available, not to exceed the amount granted with respect to Subsequent Outside Directors, subject to adjustment under Section 18 as appropriate. The date of grant shall be the date shares for such Directors' Awards become available.

      (c) Vesting. The Non-statutory Stock Options and the Stock Awards made under this Section will vest over a five-year period, with 20% of the initial number of Non-statutory Stock Options and Stock Awards vesting each year in which the Outside Director remains an Outside Director or serves as an advisory director or consultant to the Holding Company or an Affiliate of the Holding Company, commencing with the first anniversary of the date of the grant of the Directors' Award.

      (d) Exercise Price. The Exercise Price of each Non-statutory Stock Option awarded to an Outside Director shall equal the Fair Market Value of the Common Stock on the date of the grant of the Option. Shares may be purchased only upon full payment of the Exercise Price or upon operation of an Alternate Option Payment Mechanism set out in Section 14 of the Plan.

      (e) Terms of Non-statutory Stock Options Awards to Directors. The term during which each Non-statutory Stock Option awarded to a director may be exercised shall be 10 years from the Date of Grant. The shares comprising each installment may be purchased in whole or in part at any time during the term of such Non-statutory Stock Option.

      (f) Accrual of Dividends on Stock Awards. Whenever Stock Awards are distributed to an Outside Director or a beneficiary under this Section, such Outside Director or beneficiary shall also be entitled to receive, with respect to each such Stock Award, a payment equal to any cash dividends and a number of shares of Common Stock equal to any stock dividends, declared and paid with respect to a share of the Common Stock between the date the relevant Stock Award was granted and the date the Stock Awards are being distributed. To the extent applicable, there shall

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also be distributed an appropriate amount of net earnings, if any, of the
Trust with respect to any cash dividends paid out.

      (g) Voting of Stock Awards. After a Stock Award has been granted under this Section, the Outside Director shall be entitled to instruct the Trustee as to the voting of the Common Stock that the Stock Award covers but which has not yet been earned and distributed to him pursuant to the Plan, subject to the rules and procedures adopted by the Committee for this purpose. Shares underlying a Stock Award regarding which an Outside Director has not issued instructions, shall be voted by the Trustee in accordance with the terms of paragraph 9(g) of the Plan.

      (h) Death or Disability of a Director. If the service of an Outside Director as a member of the Board is terminated due to death or Disability, and the Directors' Award made has not yet vested as provided in this
Section 12, such Directors' Award shall be deemed to be fully vested upon the date of termination from service on the Board.

      (i) Forfeiture. If the service of an Outside Director as a member of the Board is terminated for any other reason than death or Disability, to the extent that the Outside Director has not become vested in a Directors' Award as provided in this Section 12, such Directors' Award shall be forfeited immediately upon such termination and the Outside Director shall have no further rights with respect to such Directors' Award.

      (j) Directors' Award Agreement. The terms and conditions of any Directors' Award will be evidenced by an agreement (the "Directors' Award Agreement") which such Directors' Award Agreement shall be subject to the terms and conditions of the Plan.

13.   Payout Alternatives.

      Payments due to a Participant upon the exercise or redemption of an Award, may be made under the following terms and conditions:

      (a) Discretion of the Committee. The Committee has the sole discretion to determine what form of payment (whether monetary, Common Stock, a combination of payout alternatives or otherwise) it shall use in making distributions or payments for all Awards. If the Committee requests any or all Participants to make an election as to form of payment or distribution, it shall not be considered bound by the election.

      (b) Payment in the Form of Common Stock. Any shares of Common Stock tendered in satisfaction of an obligation arising under this Plan shall be valued at the Fair Market Value of the Common Stock at the time of the distribution. The Committee may use authorized but unissued Shares, Common Stock in treasury or may direct the market purchase of Common Stock to satisfy its obligations under this Plan.

14.   Alternate Option Payment Mechanism.

      The Committee has sole discretion to determine what form of payment it will accept for the exercise of an Option. The Committee may indicate acceptable forms in the Incentive Stock Option or Non-statutory Stock Option Agreement covering such Options or may reserve its decision to the time of exercise. No Option is to be considered exercised until payment in full is accepted by the Committee or its agent.

      (a) Cash Payment. The exercise price may be paid in cash or by certified check.

      (b) Borrowed Funds. To the extent permitted by law, the Committee may permit all or a portion of the exercise price of an Option to be paid through borrowed funds.

      (c) Exchange of Common Stock. The Committee may, in its sole discretion, permit payment by the tendering of previously acquired shares of Common Stock. Any shares of Common Stock tendered in payment of the

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exercise price of an Option shall be valued at the Fair Market Value of the
Common Stock on the date prior to the date of exercise.

15.   Rights of a Stockholder: Deferral; Limited Transferability.

      No Participant or Outside Director shall have any rights as a stockholder with respect to any shares of Common Stock covered by an Option until the date of issuance of a stock certificate for such Common Stock. Nothing in this Plan or in any Award granted confers on any person any right to continue in the employ or service of the Holding Company or its Affiliates or interferes in any way with the right of the Holding Company or its Affiliates to terminate a Participant's services as an officer or other employee at any time.

      Except as expressly provided in the Award Agreement in accordance with this Section 15, no Award under the Plan shall be transferable by the Participant or Outside Director other than by will or the laws of intestate succession or pursuant to a qualified domestic relations order.

      The Committee may, in its discretion, authorize all or a portion of the Options (other than Incentive Stock Options) granted to a Participant to be on terms which permit transfer by such Participant to (a) the spouse, children or grandchildren of the Participant ("Immediate Family Members"),
(b) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (c) a partnership in which such Immediate Family Members are the only partners, provided that (i) there may be no consideration for any such transfer, (ii) the Award Agreement pursuant to which such Options are granted expressly provides for transferability in a manner consistent with this Section 15, and (iii) subsequent transfers of transferred Options shall be prohibited except those in accordance with Section 17. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 17 hereof the term "Participant" shall be deemed to refer to the transferee. The provisions of Sections 6 and 12 relating to the period of exercisability and expiration of the Option shall continue to be applied with respect to the original Participant, and the Options shall be exercisable by the transferee only to the extent, and for the periods, set forth in said Sections 6 and 12.

16.   Agreement with Participants.

      Each Award will be evidenced by a written agreement ("Agreement"), executed by the Participant and the Holding Company or its Affiliates that describes the terms and conditions for receiving the Award including the date of Award, the Exercise Price if any, the term or other applicable periods, and other terms and conditions as may be required or imposed by the Plan, the Board of Directors, tax law consideration or applicable securities law.

17.   Designation of Beneficiary.

      A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any Award to which the Participant would then be entitled. Such designation will be made upon forms supplied by and delivered to the Holding Company and may be revoked in writing. If a Participant fails effectively to designate a beneficiary, then the Participant's estate will be deemed to be the beneficiary.

18.   Adjustments.

      In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend, split, recapitalization, merger, consolidation, spinoff, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Holding Company, the Committee will make such adjustments to previously granted Awards, to prevent dilution or enlargement of the rights of the Participant, including any or all of the following:

      (a) adjustments in the aggregate number or kind of shares of Common Stock or other securities that may underlie future Awards under the Plan;

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      (b)   adjustments in the aggregate number or kind of shares of Common
Stock or other securities underlying Awards already made under the Plan; and

      (c) adjustments in the purchase price of outstanding Incentive and/or Non-statutory Stock Options, or any Limited Rights attached to such Options.

      No such adjustments may, however, materially change the value of benefits available to a Participant under a previously granted Award. All awards under this Plan shall be binding upon any successors or assigns of the Holding Company.

19.   Tax Withholding.

      (a) Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

      (b) Share Withholding. With respect to withholding required upon the exercise of Options, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which would be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

20.   Amendment of the Plan.

      The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect, prospectively or retroactively; provided however, no such modification or amendment may adversely affect the rights of a Participant under an outstanding Award without the written permission of such Participant.

      Notwithstanding any other provision of the Plan, to the extent so limited by OTS regulations, no amendment shall be made which implements the Plan having provisions contrary to those set forth in Section 6(b), 7(c) or 9(d) of the Plan prior to August 9, 1997.

21.   Effective Date of Plan.

      The Plan shall become effective upon approval by the stockholders.

22.   Termination of the Plan.

      The right to grant Awards under the Plan will terminate upon the earlier of (i) ten (10) years after the Effective Date or (ii) the issuance of Common Stock and/or the exercise of Options, or related Limited Rights equivalent to the maximum number of shares reserved under the Plan as set forth in Section 4. The Board of Directors has the right to suspend or terminate the Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect his vested rights under a previously granted Award.

23.   Applicable Law.

      The Plan will be administered in accordance with the laws of the state of Delaware and applicable federal law.

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24.   Delegation of Authority.

      The Committee may delegate all authority for: the determination of forms of payment to be made by or received by the Plan; the execution of Agreements; the determination of Fair Market Value; the determination of all other aspects of administration of the Plan to the executive officer(s) of the Holding Company. The Committee may rely on the descriptions, representations, reports and estimates provided to it by the management of the Holding Company for determinations to be made pursuant to the Plan, including the attainment of performance goals. However, only the Committee or a portion of the Committee may certify the attainment of a performance goal.

      IN WITNESS WHEREOF, Park Bancorp, Inc. has established this Plan, to be executed by a designee of the Board of Directors and its duly corporate seal to be affixed and duly attested, effective as of the day of February 27, 1997.


[CORPORATE SEAL]                       PARK BANCORP, INC.

ADOPTED BY THE BOARD OF DIRECTORS:


February 27, 1997                      By:/s/ David A. Remijas
----------------------------------        ----------------------------------
Date                                      Chairman of the Board of Directors
                                          For the Board of Directors

APPROVED BY STOCKHOLDERS:


February 27, 1997                      By:/s/ Richard J. Remijas, Jr.
----------------------------------        ----------------------------------
Date                                      Secretary
PARK BANCORP, INC.


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